UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
August 28, 2009

SCOLR Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

19204 North Creek Parkway, Suite 100
Bothell, WA 98011
(Address of principal executive offices)

(425) 368-1050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Agreement.

On August 28, 2009, SCOLR Pharma, Inc. (the “Company”) entered into a Separation and Release Agreement with Dr. Bruce Morra in connection with the termination of Dr. Morra’s employment as President and Chief Executive Officer of the Company as described in Item 5.02 below.  Pursuant to the Separation and Release Agreement, the Company agreed (i) to pay Dr. Morra $222,800 (plus $16,916.72 for accrued but unpaid paid time off) within eight business days, (ii) to make six monthly payments of $35,466.66 to Dr. Morra commencing January 1, 2010, (iii) to issue 214,285 shares of its common stock to Dr. Morra on January 4, 2010, (iv) to provide continued medical coverage at SCOLR’s expense for a period of  one year, and (v) to accelerate vesting of options to purchase 125,000 shares of the Company’s common stock that would have become vested on January 18, 2010 had Dr. Morra continued to serve as Chief Executive Officer. The payment of these amounts represents full settlement of all amounts that would have been due to Dr. Morra under the Executive Employment Agreement dated January 30, 2009 between Dr. Morra and the Company in connection with his termination.  The Separation and Release Agreement includes a waiver and release of certain claims by the parties.  Dr. Morra will continue to serve as a director of the Company.

The foregoing description of the material terms of the Separation and Release Agreement does not purport to be complete and is qualified in its entirety by the text of the agreement, a copy of which will be filed as an exhibit to SCOLR’s quarterly report on Form 10-Q for the period ended September 30, 2009.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2009, the Company’s Board of Directors appointed Mr. Stephen J. Turner, 38, as President and Chief Executive Officer.  Mr. Turner has been SCOLR’s Vice President and Chief Technical Officer since 2003.  Dr. Bruce Morra’s employment as President and Chief Executive Officer of the Company terminated on August 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.

Dated: September 1, 2009	By:	/s/ Richard M. Levy
Vice President and Chief Financial Officer